Exhibit 99.1

Nasdaq Temporary Relief Extends Energy Focus Listing Compliance Period
SOLON, Ohio, April 20, 2020 (GLOBE NEWSWIRE) -- Energy Focus, Inc. (NASDAQ: EFOI), a leader in sustainable LED lighting technologies, today announced that it qualifies for recently announced temporary relief from compliance with the Nasdaq Stock Market (Nasdaq) $1.00 minimum bid price rule. As previously disclosed, Nasdaq had advised the company that it had until May 11, 2020 to come into compliance with the Nasdaq $1.00 minimum bid price rule. However, on April 16, 2020, Nasdaq announced that, in response to the COVID-19 pandemic and related extraordinary market conditions, it is providing temporary relief through June 30, 2020 from, among other rules, the $1.00 minimum bid price rule.
As a result, Energy Focus has until July 24, 2020 to come into compliance with the $1.00 minimum bid price rule. Energy Focus is evaluating its options to come into compliance, including, in the discretion of its board of directors, effectuating a reverse stock split of its common stock at a ratio of at least 1-for-2 and up to 1-for-20, which discretionary reverse stock split has been approved by Energy Focus’ stockholders, provided it occurs no later than June 17, 2020.
About Energy Focus
Energy Focus is an industry-leading innovator of sustainable LED lighting technologies and solutions. As the creator of the first flicker-free original LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 650,000 lighting products across the US Navy fleet, including TLEDs, waterline security lights, explosion-proof globes and berth lights, saving more than four million gallons of fuel and 200,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
Forward Looking Statements:
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations and, among other things, statements regarding future actions that may be taken by Nasdaq. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that actual results may differ materially from statements made in or suggested by the forward-looking statements

Media Contact:
DGI Comm
212-825-3210
EnergyFocus@Dgicomm.com
Investor Contact:
Hayden IR
Cameron Donahue
646-536-7331
ir@energyfocus.com